Exhibit 2.2

Dated April 8, 2010

ACCESSION AGREEMENT

to a Share Purchase Agreement dated January 31, 2010 between Mepha Holding AG and
Cephalon, Inc. regarding the sale and purchase of all shares of Mepha AG

The parties to this Accession Agreement agree that upon execution hereof which has occurred prior to the Closing (as defined in the SPA) Cephalon Luxembourg S.a.r.l. hereby accedes to the Share Purchase Agreement (the “SPA”) between Mepha Holding AG and Cephalon, Inc., dated January 31, 2010, regarding the sale and purchase of all shares of Mepha AG and hereby assumes the same rights and obligations Cephalon, Inc. has as Buyer (as defined in the SPA) under the SPA.  For the avoidance of doubt, notwithstanding this Accession Agreement, Cephalon, Inc. shall continue to be fully bound under the SPA.

In witness whereof, this Accession Agreement has been executed by the parties hereto on the date first above written.

SIGNED by	)
MEPHA HOLDING AG	)	/s/ Oskar Heiniger
by Oskar Heiniger	)

SIGNED by	)
CEPHALON, INC.	)	/s/ Alain Aragues
by Alain Aragues	)

SIGNED by	)
CEPHALON LUXEMBOURG	)	/s/ Sergio Correa de Sampaio
S.à r.l.	)
by Sergio Correa de Sampaio	)